Exhibit 1.1

Execution Version

Sensata Technologies B.V.

and

the guarantors listed on Schedule II hereto

€141,000,000

11.25% Senior Subordinated Notes Due 2014

PLACEMENT AGREEMENT

July 23, 2008

July 23, 2008

Morgan Stanley & Co. Incorporated

Banc of America Securities LLC

Goldman, Sachs & Co.

c/o Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Dear Sirs and Mesdames:

Sensata Technologies B.V. (“Sensata”), a private company with limited liability incorporated under the laws of the Netherlands (the “Company”), proposes to issue and sell to Morgan Stanley & Co. Incorporated (the “Representative”), Banc of America Securities LLC, Goldman, Sachs & Co. (collectively, the “Placement Agents”) and a participant under the Company’s Senior Subordinated Term Loan Agreement (as defined below), €141,000,000 principal amount of its 11.25% Senior Subordinated Notes due 2014 (the “Notes”). The Notes are to be issued pursuant to an indenture (the “Indenture”) dated as of the Closing Date (as defined below), among the Company, the Guarantors (as defined below) and The Bank of New York, as trustee (the “Trustee”).

The payment of principal, premium and Liquidated Damages (as defined in the Indenture), if any, and interest on the Notes and the Exchange Notes (as defined below) will be fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by each guarantor listed in Schedule II hereto (the “Guarantors”), pursuant to their guarantees (the “Guarantees”). The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities.”

The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).

The Placement Agents and their direct and indirect transferees will be entitled to the benefits of a registration rights agreement with respect to the Notes, dated as of the Closing Date (as defined below), among the Company, the Guarantors and the Placement Agents (the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors will agree to exchange (the “Exchange Offer”) the Notes for debt securities of the Company with terms substantially identical to the Notes (the “Exchange Notes”) and guarantees of the Guarantors with terms substantially similar to the Guarantees (the “Exchange Note Guarantees” and, together with the Exchange Notes, the “Exchange Securities”).

In connection with the sale of the Securities, the Company has prepared a final offering memorandum (the “Final Memorandum”) including a description of the terms of the Securities, the terms of the offering and a description of the Company.

Representations and Warranties. The Company and each Guarantor, jointly and severally, represent and warrant to and agree with you, as of the date hereof and as of the Closing Date, that:

(a) the Final Memorandum does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Final Memorandum based upon information relating to any Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use therein.

(b) Each of the Company and the Guarantors has been duly incorporated or formed and is validly existing as an entity in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate or other organizational power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except in each case to the extent that the failure to be so incorporated or formed or existing or qualified, have such power or authority or be in good standing would not reasonably be expected to have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(c) Each subsidiary of the Company that is not a Guarantor has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate or other organizational power and authority to own its property and to conduct its business as described in the Final Memorandum and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except as described in the Final Memorandum.

(d) (i) This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors; (ii) the Indenture has been duly authorized, executed and delivered by the Company, each of the Guarantors and the Trustee, and constitutes a legal, valid and binding instrument enforceable against the Company and each of the Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to the effects of (1) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally from time to time in effect, (2) general principles of equity (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing (collectively, the “Enforceability Limitations”)); (iii) the Notes have been duly authorized by the Company and, when executed and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Placement Agents, will have been duly executed and delivered by the Company and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of such Indenture (subject to the Enforceability Limitations); (iv) the Exchange Notes have been duly authorized by the Company and, when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture (subject to the Enforceability Limitations); (v) the Guarantees have been duly authorized by the Guarantors and, when the Guarantees have been executed in accordance with the provisions of the Indenture and the Notes have been executed, authenticated and delivered to and paid for by the Placement Agents in accordance with the terms of this Agreement, the Guarantees will be the valid and binding obligations of each Guarantor, enforceable against such Guarantor in accordance with their terms and entitled to the benefits of the Indenture (subject to the Enforceability Limitations); (vi) the Exchange Note Guarantees have been duly authorized by the Guarantors and, when the Exchange Note Guarantees have been executed in accordance with the provisions of the Indenture and the Registration Rights Agreement and the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Registration Rights Agreement, will constitute the legal, valid and binding obligations of the Guarantors issuing such Exchange Note Guarantees, enforceable against such Guarantor in accordance with their terms and entitled to the benefits of the Indenture (subject to the Enforceability Limitations); and (vii) the Registration Rights Agreement has been duly authorized by the Company and the Guarantors and, when executed and delivered by the Company and each Guarantor, will constitute the legal, valid, binding and enforceable instrument of the Company and each Guarantor (subject to the Enforceability Limitations).

(e) The execution and delivery by the Company and the Guarantors of, and the performance by the Company and the Guarantors of their respective obligations, as applicable, under, this Agreement, the Indenture, the Registration Rights Agreement and the Securities, will not contravene (i) any provision of applicable law, (ii) the certificate of incorporation or by-laws or other organizational document of the Company or any of its subsidiaries, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company or any of the Guarantors, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of the Guarantors, except, in the case of clauses (i), (iii) and (iv), for any contravention that would not reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company or any of the Guarantors of their respective obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Securities, except (x) for such consents, approvals, authorizations, orders and qualifications that have been obtained or where failure to do so would not reasonably be expected to have a Material Adverse Effect and (y) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and by federal and state securities laws with respect to the Company’s or any of the Guarantor’s obligations under the Registration Rights Agreement.

(f) There has not occurred any material adverse change, or any development reasonably likely to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company, the Guarantors and their respective subsidiaries, taken as a whole, from that set forth in the Final Memorandum provided to prospective purchasers of the Securities.

(g) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, to which the Company or any of the Guarantors is a party or to which any of the properties of the Company or any of the Guarantors is subject, other than (i) proceedings described accurately in all material respects in the Final Memorandum, (ii)

proceedings that would not have a Material Adverse Effect, or (iii) proceedings that would not have a material adverse effect on the power or ability of the Company or any of the Guarantors to perform their respective obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Securities or to consummate the transactions contemplated by the Final Memorandum.

(h) The Company and the Guarantors (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit, license or approval and (iv) have received no written notice of any claim, action or proceeding relating to noncompliance with or liability under Environmental Laws, and, to the Company’s or the Guarantors’ knowledge, no such claim, action or proceeding is threatened, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals, failure to comply with the terms and conditions of such permits, licenses or approvals, or claim, action or proceeding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, remedial or corrective action, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) that would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) The Company and the Guarantors are not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(k) None of the Company, any of the Guarantors or any of their respective affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (l) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(l) None of the Company, any of the Guarantors or any of their respective Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and the Company and its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirements of Regulation S.

(m) It is not necessary in connection with the offer, sale and delivery of the Securities to the Placement Agents in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(n) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(o) Neither the Company nor any of the Guarantors has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

(p) Neither the Company nor any of the Guarantors has taken or will take, directly or indirectly, any action designed to or that has constituted or that would reasonably be expected to cause or result, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(q) The combined historical financial statements of the Company included in the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the selected financial data incorporated by reference into the Final Memorandum and set forth under the caption “Summary Historical and Unaudited Pro Forma Financial Data” in the Final Memorandum fairly present in all material respects, on the basis stated in the Final Memorandum, the information included therein on a basis consistent with that of the audited financial statements in the Final

Memorandum. The unaudited pro forma condensed combined and consolidated statement of operations included in the Final Memorandum present fairly in all material respects the information contained therein, have been prepared in accordance with the U.S. Securities and Exchange Commission rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the Company believes that the assumptions used in the preparation thereof are reasonable and that the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(r) Each of the Company and its subsidiaries own or lease all such properties as are necessary to the conduct of its operations as presently conducted by the Company and its subsidiaries except as would not reasonably be expected to have a Material Adverse Effect.

(s) Neither the Company nor any of the Guarantors is in violation or default of (i) any provision of its charter or by-laws or any equivalent organizational document; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of the Guarantors of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of the Guarantors or any of its or their properties, as applicable, other than, in the cases of clauses (ii) and (iii), such violations and defaults that would not reasonably be expected to have a Material Adverse Effect.

(t) Ernst & Young LLP, who have audited certain financial statements of the Company and delivered their report with respect to the audited consolidated financial statements included in the Final Memorandum, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act.

(u) The Company and its subsidiaries have filed all non-U.S., U.S. federal, state and local tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto)) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(v) No labor problem or dispute with the employees of the Company or any of the Guarantors exists or, to the Company’s knowledge, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by its employees or any of the Guarantors’ employees, except, in each case, as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(w) The Company and the Guarantors are insured against such losses and risks and in such amounts as are generally considered prudent and customary in the businesses in which they are engaged or as required by law.

(x) The Company and the Guarantors possess all licenses, certificates, permits and other authorizations issued by the appropriate U.S. federal, state or non-U.S. regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such licenses, certificates, permits and other authorizations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of the Guarantors has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(y) The Company and the Guarantors, as applicable, own, possess, hold, license or otherwise have the right to use all patents, patent applications, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and Internet domain names (“Intellectual Property”) material to and/or necessary for the conduct of their business (“Company Intellectual Property”). Except as described in the Final Memorandum, (i) to the knowledge of the Company and the Guarantors, no third party is infringing, misappropriating or otherwise violating any Company Intellectual Property; (ii) the Company Intellectual Property has not been adjudged invalid or unenforceable, in whole or in part; and (iii) there is no pending or threatened claim, action or proceeding (A) challenging the Company’s or the Guarantors’ rights in or to, or the validity, enforceability or scope of, any Company Intellectual Property, or (B) alleging that the conduct of the business of the Company and/or or the

Guarantors infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and neither the Company nor the Guarantors have received notice of, or are aware of any facts that would form a reasonable basis for, any such claim, action or proceeding; which, in each case of (i)-(iii), singly or in the aggregate, would have a Material Adverse Effect.

(z) The Company and its subsidiaries maintain a system of internal accounting controls effective to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(a) Each domestic pension plan and welfare plan established or maintained by the Company and/or its subsidiaries is in compliance with the currently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, except where noncompliance would not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has incurred or could reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063 or 4064 of ERISA or any other liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect.

(bb) Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company and the Guarantors, as described in the Final Memorandum, will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, as the same is in effect on the Closing Date.

(cc) No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Final Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed in other than good faith.

(dd) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ee) The Company’s working capital is sufficient for its present requirements, as defined in the European Prospectus Directive (2003/71/EC), after giving effect to the offering of Securities contemplated by this Agreement.

(ff) Each document filed or to be filed pursuant to the European Prospectus Directive, as transposed in the Financial Supervision Act (Wet op het financieel toezicht) and the regulations promulgated thereunder, complied or will comply when so filed in all material respects with the European Prospectus Directive and the applicable rules and regulations of the Netherlands Authority for the Financial Markets thereunder.

(gg) No stamp duty or other issuance or transfer taxes or duties (other than the timbre de dimension, the non-payment of which does not affect the validity of this Agreement or the Securities) or income, withholding or other taxes are payable by or on behalf of the Placement Agents to the French Republic, the Netherlands or to any taxing authority thereof or therein in connection with the issuance and sale by the Company of the Securities to or for the account of the Placement Agents, except that Value Added Tax may be due on certain commissions and expenses payable or reimbursable pursuant to the Agreement.

Any certificate signed by any officer of the Company or the Guarantors, and delivered to the Representative or counsel for the Placement Agents in connection with the offering of the Securities, shall be deemed a representation and warranty by the Company and such Guarantors, as to matters covered thereby, to each Placement Agent.

2. Agreements to Sell and Acquire. The Company hereby agrees to sell to the several Placement Agents, and each Placement Agent, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to acquire from the Company, the principal amount of Notes set forth opposite such Placement Agent’s name in Schedule I hereto upon (x) the receipt by the Placement Agents of a fee paid by the Company in the amount of $4,722,757.55 and (y) the delivery by the Placement Agents of the Cashless Exchange Agreement, in the form attached hereto as Exhibit B, among the Placement Agents, Morgan Stanley Senior Funding, Inc. and the parties listed in Schedule IV (the “Cashless Exchange Agreement”).

The Company hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Placement Agents, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to the Securities (other than the sale of the Securities under this Agreement).

3. Terms of Offering. You have advised the Company that the Placement Agents will make an offering of the Securities purchased by the Placement Agents hereunder on the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4. Payment and Delivery. The executed Cashless Exchange Agreement, as consideration for the issuance and sale of the Notes, shall be delivered by the Placement Agents to the Company against delivery of such Notes for the respective accounts of the several Placement Agents at 3:00 p.m., London time, 10:00 a.m. New York time, on July 23, 2008. The time and date of such delivery of the executed Cashless Exchange Agreement are hereinafter referred to as the “Closing Date.”

The Securities shall be represented by one or more global certificates representing the Notes (the “Global Notes”), as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date. The Global Notes will be registered in the name of a common depositary (the “Common Depository”) for Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking société anonyme and deposited by or on behalf of the Company with the Common Depository. The Securities shall be delivered to you on the Closing Date for the respective accounts of the several Placement Agents, with any transfer taxes payable in connection with the transfer of the Securities to the Placement Agents duly paid, against delivery of the executed Cashless Exchange Agreement.

5. Conditions to the Placement Agents’ Obligations. The several obligations of the Placement Agents to deliver the executed Cashless Exchange Agreement for the Securities on the Closing Date are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and on or prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company and the Guarantors or any of the securities of the Company and the Guarantors or any of their subsidiaries or in the rating outlook for the Company or the Guarantors by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Final Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

(b) The Placement Agents shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (except for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Placement Agents shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of each Guarantor, to the effect that the representations and warranties of each such Guarantor contained in this Agreement are true and correct as of the Closing Date and that each such Guarantor has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

Each such officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(d) The Placement Agents shall have received on the Closing Date, (i) an opinion of Kirkland & Ellis LLP, outside U.S. counsel for the Company and the Guarantors, dated the Closing Date, to the effect set forth in Exhibit A; and (ii) an opinion of each such counsel listed in Schedule III, dated the Closing Date, to the effect set forth in Exhibit A-1. Such opinions shall be rendered to the Placement Agents at the request of the Company and the Guarantors and shall so state therein.

(e) The Placement Agents shall have received such opinion or opinions, dated the Closing Date, of Shearman & Sterling LLP, counsel for the Placement Agents, with respect to the issuance and sale of the Securities, the Indenture, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Placement Agents may reasonably require.

(f) The Placement Agents shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance reasonably satisfactory to the Placement Agents, from Ernst & Young LLP, independent registered public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date that is three business days prior to the Closing Date.

(g) The Notes shall have been registered in the name of a Common Depositary for Euroclear Bank, S.A./N.V., as operator of the Euroclear System and Clearstream Banking société anonyme and deposited by or on behalf of the Company with the Common Depository.

(h) At the Closing Date, the Placement Agents shall have entered into the Registration Rights Agreement and the Representative shall have received counterparts, conformed as executed.

(i) Prior to the Closing Date, the Company and the Guarantors shall have furnished to the Representative such further information, certificates and documents as the Placement Agents may reasonably request.

If any of the conditions specified in this Section 5 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions, letters, evidence and certificates mentioned above in this Section 5 shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Placement Agents, this Agreement and all obligations of the Placement Agents hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

6. Covenants of the Company and the Guarantors. In further consideration of the agreements of the Placement Agents contained in this Agreement, the Company and each Guarantor (unless otherwise indicated below), jointly and severally, agree with each Placement Agent as follows:

(a) To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement, as many copies of the Final Memorandum, and any supplements and amendments thereto as you may reasonably request.

(b) Before amending or supplementing the Final Memorandum at any time prior to the completion of the initial offering by the Placement Agents, to furnish to you a copy of each such proposed amendment or supplement (other than as contemplated by Section 17 hereof) and not to use any such proposed amendment or supplement to which you reasonably object.

(c) If requested by you, the Company shall have authorized The Bank of New York (the “Luxembourg Listing Agent”) to make or cause to be made an application on the Company’s behalf for the Memorandum to be approved by the Luxembourg Stock Exchange (the “Stock Exchange”) for listing of the Notes on the official list of the Stock Exchange and for the Notes to be admitted to trading on the EuroMTF market of the Stock Exchange.

(d) If requested by you, the Company will use its reasonable best efforts to procure, within 15 business days of such request, the listing of the Notes on the Stock Exchange and to maintain such listing and do or cause to be done all such acts, to provide all such information, to pay such fees, to give such undertakings and to execute all such documents as shall be necessary or required by the Stock Exchange for the purpose of or in connection with the application for listing the Notes on the Stock Exchange or the maintenance of such listing.

(e) To notify the Placement Agents of any communication received prior to the completion (as determined by the Placement Agents) of the distribution of the Notes from the Stock Exchange or any other governmental authority or regulatory body or agency which may have a material adverse effect on the offering or distribution of the Notes or relating to the form, content or use of the Final Memorandum and to provide the Placement Agents with copies of any such communication that is in writing.

(f) To endeavor to cooperate with the Placement Agents and their counsel to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(g) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s and the Guarantors’ counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Final Memorandum, and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Placement Agents, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Placement Agents, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Placement Agents in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the listing of the Notes on the Stock Exchange, (vi) the costs and charges of the Trustee, any paying agent, any listing agent and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the document production charges and expenses associated with printing this Agreement, (ix) all expenses in connection with any offer and sale of the Securities outside of the United States, including all filing fees and the reasonable fees and disbursements of counsel for the Placement Agents in connection with offers and sales outside of the United States, and (x) all other costs and expenses incident to the performance of the obligations of the Company and the Guarantors hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Placement Agents will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(h) None of the Company, any of the Guarantors or any of their respective Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(i) Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(j) While any of the Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(k) None of the Company, the Guarantors, their respective Affiliates or any person acting on its or their behalf (other than the Placement Agents) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company, the Guarantors and their respective Affiliates and each person acting on its or their behalf (other than the Placement Agents) will comply with the offering restrictions requirement of Regulation S.

(l) During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities, which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(m) None of the Company, the Guarantors, or any of their respective Affiliates will take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(n) The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Placement Agents’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than the Final Memorandum.

7. Offering of Securities; Restrictions on Transfer. (a) Each Placement Agent, severally and not jointly, represents and warrants that such Placement Agent is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Placement Agent, severally and not jointly, agrees with the Company and the Guarantors that (i) it will not solicit offers for, or offer or sell, Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs and (B) in the case of offers outside the United States, to persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Transfer Restrictions”. As used in this Section 7(a), the terms “United States” and “U.S. Person” have the meanings set forth in Regulation S under the Securities Act.

(b) Each Placement Agent, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i) such Placement Agent understands that no action has been or will be taken in any jurisdiction by the Company or the Guarantors that would permit a public offering of the Securities, or possession or distribution of the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii) such Placement Agent will, to the best of its knowledge, comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes the Final Memorandum or any such other material, in all cases at its own expense;

(iii) the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

(iv) such Placement Agent has offered the Securities and will offer and sell the Securities (hhh) as part of their distribution at any time and (iii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Placement Agent, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Placement Agent, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

(v) such Placement Agent, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, excluding Luxembourg (each, a “Relevant Member State”), has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State;

(vi) such Placement Agent has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Securities in, from or otherwise involving the United Kingdom;

(vii) such Placement Agent has represented and agreed that the offer of the Securities in the Netherlands may be made only in accordance with the provisions of Chapter 5.1 of the Act on the financial supervision (Wet op het financieel toezicht);

(viii) such Placement Agent understands that the offer and sale of the Securities in France will only be made to qualified investors (investisseurs qualifiés), to a limited group of investors (cercle restreint d’investisseurs) and/or to providers of investments services relating to portfolio management for the account of third parties, as defined in and in accordance with articles L.411-1, L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier;

(ix) such Placement Agent understand that the offering of the Securities has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no Securities may be offered, sold or delivered, directly or indirectly, nor may copies of the Final Memorandum or of any other document relating to the Securities be distributed in the Republic of Italy, except (i) to qualified investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended; or (ii) in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the “Italian Financial Services Act”), its implementing CONSOB regulations including Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the Securities or distribution of copies of the Final Memorandum or any other document relating to the Securities in the Republic of Italy under (i) or (ii) above must be (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Italian Financial Services Act and Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”), as amended and the implementing guidelines of the Bank of Italy; and (b) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and in accordance with any other applicable laws and regulations including any relevant limitations which may be imposed by CONSOB or the Bank of Italy. In any case, the Securities cannot be offered or sold to any individuals in Italy, neither in the primary or secondary market;

(x) such Placement Agent has represented and agreed that (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any of the Securities other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance; and (b) it has not and will not issue any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder;

(xi) such Placement Agent has represented and agreed that it has not circulated or distributed this memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, nor will it offer or sell the notes, or make the Securities the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law;

(xii) such Placement Agent has represented and agreed that it will not offer or sell any Securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan; and

(xiii) such Placement Agent agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in this Section 7(b) have the meanings given to them by Regulation S, unless otherwise indicated.

8 Indemnity and Contribution. (a) The Company and each Guarantor, jointly and severally, agree to indemnify and hold harmless each Placement Agent, each person, if any, who controls any Placement Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Placement Agent within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Placement Agent furnished to the Company and the Guarantors in writing by such Placement Agent through you expressly for use therein.

(b) Each Placement Agent agrees, severally and not jointly, to indemnify and hold harmless the Company and each Guarantor, their directors, their officers and each person, if any, who controls the Company and each Guarantor, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and each Guarantor to such Placement Agent, but only with reference to information relating to such Placement Agent furnished to the Company and each Guarantor in writing by such Placement Agent through you expressly for use in the Final Memorandum or any amendments or supplements thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees reasonably incurred and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Placement Agents on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company and the Guarantors on the one hand and of the Placement Agents on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Placement Agents on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the Guarantors and the total discounts and commissions received by the Placement Agents, in each case as set forth in the Final Memorandum, bear to the aggregate offering price of the Securities. The relative fault of the Company and the Guarantors on the one hand and of the Placement Agents on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and/or the

Guarantors or by the Placement Agents and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Placement Agents’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have acquired hereunder, and not joint.

(e) The Company, each Guarantor and the Placement Agents agree that it would not be just or equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation (even if the Placement Agents were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Placement Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Guarantors contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Placement Agent, any person controlling any Placement Agent or any affiliate of any Placement Agent or by or on behalf of the Company and/or the Guarantors, their officers or directors or any person controlling the Company and/or the Guarantors and (iii) acceptance of and payment for any of the Securities. The provisions contained in this Section 8(f) shall remain operative and in full force and effect regardless of any termination of this Agreement.

9. Termination. The Placement Agents may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Board of Options Exchange, the Chicago Mercantile

Exchange, the Chicago Board of Trade, the Stock Exchange or the London Stock Exchange, (ii) a material disruption in securities settlement, payment or clearance services in the United States, Luxembourg, The Netherlands, France or the United Kingdom shall have occurred, (iii) any moratorium on commercial banking activities shall have been declared by U.S. Federal, New York State, Luxembourg, Dutch, United Kingdom or French authorities or (iv) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (iv), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Final Memorandum.

10. Effectiveness; Defaulting Placement Agents. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Placement Agents shall fail or refuse to acquire Securities that it or they have agreed to acquire hereunder on such date, and the aggregate principal amount of Securities which such defaulting Placement Agent or Placement Agents agreed but failed or refused to acquire is not more than one-tenth of the aggregate principal amount of Securities to be acquired on such date, the other Placement Agents shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Placement Agents, or in such other proportions as you may specify, to acquire the Securities which such defaulting Placement Agent or Placement Agents agreed but failed or refused to acquire on such date; provided that in no event shall the principal amount of Securities that any Placement Agent has agreed to acquire pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Placement Agent. If, on the Closing Date any Placement Agent or Placement Agents shall fail or refuse to acquire Securities which it or they have agreed to acquire hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be acquired on such date, and arrangements satisfactory to you and the Company for the acquisition of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Placement Agent or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Placement Agent from liability in respect of any default of such Placement Agent under this Agreement.

If this Agreement shall be terminated by the Placement Agents, or any of them, because of any failure or refusal on the part of the Company or any Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or any Guarantor shall be unable to perform its obligations under this Agreement, the Company and the Guarantors will, jointly and severally, reimburse the Placement Agents or such Placement Agents as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Placement Agents in connection with this Agreement or the offering contemplated hereunder.

11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Placement Agents with respect to the preparation of the Final Memorandum, the conduct of the offering, and the acquisition and sale of the Securities.

(b) The Company acknowledges that in connection with the offering of the Securities: (i) the Placement Agents have acted at arms’ length, are not agents of, and owe no fiduciary duties to, the Company, the Guarantors or any other person, (ii) the Placement Agents owe the Company and the Guarantors only those duties and obligations set forth in this Agreement and (iii) the Placement Agents may have interests that differ from those of the Company and the Guarantors. The Company and each Guarantor waives, to the full extent permitted by applicable law, any claims it may have against the Placement Agents arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

Each of the Placement Agents acknowledge and agree that: (i) the payment of the fee and expenses by the Company as contemplated by Section 2 and Section 6(g) of this Agreement shall be in full satisfaction of any fee or expenses that would otherwise be payable to such Placement Agents pursuant to Section 2 of that Engagement Letter, dated as of July 11, 2007, by and among Sensata Technologies Holding B.V., Sensata, Sensata Technologies Finance Company LLC (collectively, the “Sensata Parties”) and the Placement Agents, as amended through the date hereof (the “Engagement Letter”); (ii) the engagement of the Placement Agents pursuant to Section 1 of such Engagement Letter shall terminate upon the issuance of the Securities in accordance with Section 5(c) of the Engagement Letter and none of the Sensata Parties shall have any further obligation to the Placement Agents under Section 1 of the Engagement Letter; and (iii) the indemnification and contribution provisions of Section 8 of this Agreement shall suspersede the indemnification and contribution provisions set forth in Section 4 of the Engagement Letter to the extent set forth in Section 8 herein.

12. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Placement Agents may otherwise have to bring any action or proceeding relating to this Agreement against the Company or any Guarantor in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Company and each of the Guarantors hereby irrevocably and unconditionally appoint CT Corporation System with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of each of the Company and the Guarantors, and its property of all writs, claims, processes, and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Company or any such Guarantor, as the case may be, in care of the Process Agent at the address specified above for the Process Agent, and each of the Company and the Guarantors hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Company or any such Guarantor, as applicable, or failure of the Company or any such Guarantor, as applicable, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent, the Company or any Guarantor, or of any judgment based thereon. Each of the Company and the Guarantors covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each of the Company and the Guarantors further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process

Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, processes or summonses in any other manner permitted by applicable law.

13. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

16. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Placement Agents shall be delivered, mailed or sent by telecopy or email to you in care of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: High Yield Syndicate Desk, with copies to the Legal Department, Erika Lee, Executive Director (Email: e.lee@morganstanley.com) and Jim Bonetti (Telecopy No. (212) 507-5151; Email: jim.bonetti@morganstanley.com), Associate, Banc of America Securities, One Bryant Park, New York, New York 10036, Attention: High Yield Capital Markets Syndicate Desk, with copies to Brad Jones (Email: bjones@bofasecurities.com), Robert Klawinski (Email: robert.a.klawinski@bankofamerica.com) and Stephan Jaeger (Email: stjaeger@bofasecurities.com) and Goldman, Sachs & Co., 85 Broad Street, 20th Floor, New York, New York 10004, Attention: Registration Department, with a copy to Clarke Adams (Email: clarke.adams@gs.com); and if to the Company shall be delivered, mailed or sent to Sensata Technologies B.V., 529 Pleasant Street, Attleboro, Massachusetts, with a copy to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: Dennis M. Myers, Esq. (Telecopy No. (312) 861-2200; Email: DMyers@Kirkland.com).

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Placement Agents are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the initial purchasers to properly identify their respective clients.

17. Agreement to Cooperate; Ongoing Compliance of Offering Memorandum; Securities Notices. (a) The Company and the Guarantors agree to:

(i) use commercially reasonable efforts to and as soon as reasonably practicable after the Company files its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 with the Securities and Exchange Commission, unless the Company delivers a blackout notice (as defined in paragraph (e) below), in which case the following shall not be applicable unless the Company delivers a blackout termination notice, update the Final Memorandum and complete a revision thereof (as so finalized, the “Offering Memorandum”) in a form customary for a Rule 144A/Regulation S offering, including, without limitation, all revisions necessary to comply with applicable Stock Exchange listing requirements, and all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent registered public accountants of the Company as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with generally accepted accounting principles and prepared in accordance with Regulation S-X under the Securities Act, and all other data, in each case, that the U.S. Securities and Exchange Commission would require in a registered offering of the Securities (in each case, consistent with the Final Memorandum and subject to other exceptions customary for a Rule 144A/Regulation S offering if applicable) and that would be necessary for the Placement Agents, as the case may be, to receive customary “comfort” (including, without limitation, “negative assurance” comfort) from the Company’s independent registered public accountants (the date the Offering Memorandum is first delivered to the Placement Agents is referred to as the “Revision Date”);

(ii) use commercially reasonable efforts to cause to be provided legal opinions dated as of the Revision Date with respect to the resale of the Securities and negative assurance letters with respect to the Company and its subsidiaries and the Offering Memorandum, in each case in customary form subject to customary limitations, assumptions and exclusions and covering such matters, of the type customarily covered by such an opinion or negative assurance letter, as the case may be, as the Placement Agents may reasonably request and, except as agreed by the Placement Agents, delivered by those firms and/or persons identified in Section 5(ii)(d) hereof and addressed to the Placement Agents and consistent with the forms attached to the Agreement;

(iii) use commercially reasonable efforts to cause to be delivered a “comfort” letter dated as of the Revision Date, with respect to the Company and its subsidiaries and the Offering Memorandum from Ernst & Young LLP, independent registered public accountants for the Company, and addressed to the Placement Agents, such letters to be in the forms previously negotiated with the independent accountants (as appropriately updated); and

(iv) participate in one or more due diligence calls and provide such due diligence information as may be reasonably requested by the Representative, with the Placement Agents and their counsel to update due diligence to the Revision Date to the extent that such requests are reasonably consistent with the level of due diligence undertaken by the Placement Agents in connection with the preparation of the Final Memorandum.

For the avoidance of doubt, the Company and the Guarantors shall have fulfilled their obligations under clauses (ii) and (iii) of this Section 17(a) after using commercially reasonable efforts to obtain such items in accordance with such clauses and to the extent such items contemplated by clause (ii) and (iii) are not obtained; provided that the foregoing shall not, and should not otherwise be construed to, limit, amend or otherwise modify any of the rights or remedies of any Placement Agent hereunder (including with respect to the indemnity provisions).

(b) No more than once per week, at the reasonable request of the Placement Agents, the chief financial officer and/or the general counsel of the Company will participate in a due diligence call with the Placement Agents and their counsel to update due diligence to such date, provided, however, that no such due diligence calls shall be required during the period after the receipt by the Placement Agents of a blackout notice (as defined below) and before receipt of a blackout termination notice (as defined below).

(c) The Placement Agents agree to immediately suspend the use of the Final Memorandum after receipt of written notice from the Company that it intends to issue on that date its earning press release for the quarter ended June 30, 2008 and such suspension shall continue until such time as the Final Memorandum is updated in accordance with Section 17(a).

(d) Notwithstanding any other provision of this Agreement, the Company and the Guarantors shall have no further obligations to amend, supplement or update the Final Memorandum other than pursuant to this Section 17 and the Company and the Guarantors shall have no obligation to amend, supplement or update the Offering Memorandum.

(e) If provided in good faith (which shall not include avoidance of the Company’s obligations hereunder), the Company may provide written notice in its sole discretion at any time from time to time (each such notice, a “blackout notice”) to the Placement Agents that the Placement Agents should suspend use of the Final Memorandum or Offering Memorandum, as the case may be, until receipt of written notice from the Company terminating such “blackout notice” (each such notice, a “blackout termination notice”), and each of the Placement Agents agree to immediately suspend the use of the Final Memorandum or Offering Memorandum, as applicable, upon receipt of a blackout notice until such time the Placement Agent receives a blackout termination notice.

For the avoidance of doubt, if the Company and the Guarantors shall have provided a blackout notice in good faith (which shall not include avoidance of the Company’s obligations hereunder) in accordance with the first sentence of Section 17(e), the Company and the Guarantors shall not be required to provide a minimum number of days in which the Placement Agents may use either the Final Memorandum or the Offering Memorandum, as the case may be, before such blackout notice is delivered by the Company pursuant to the first sentence of Section 17(e).

(f) None of the Company or any Guarantor shall have any liability to any Placement Agent or any person otherwise entitled to indemnification pursuant to Section 8(a) under this Agreement (including Section 8) for any loss, claim, damage or liability incurred by any Placement Agent arising from any Placement Agent trading or agreeing to sell or otherwise dispose of the Securities (but not the settlement of any such trade or agreement or other disposition) using a Final Memorandum after receipt of the notice contemplated by Section 17(c) or the Final Memorandum or the Offering Memorandum, as applicable, after receipt of a blackout notice and before receipt of a blackout termination notice contemplated by Section 17(e). The provisions contained in this Section 17(f) shall remain operative and in full force and effect regardless of any termination of this Agreement.

[Signature Page Follows]

Very truly yours,

SENSATA TECHNOLOGIES B.V.

By:	/s/ Amaco Management Services B.V.
Name: Amaco Management Services B.V.
Title: Managing Director

SENSATA TECHNOLOGIES, INC.

By:	/s/ Thomas Wroe
Name: Thomas Wroe
Title: Chief Executive Officer

SENSATA TECHNOLOGIES HOLDING COMPANY U.S., B.V.

By:	/s/ Sensata Technologies B.V.
Name:	Sensata Technologies B.V.
By: /s/ Amaco Management Services B.V.
Name: Amaco Management Services B.V.
Title: Managing Director

SENSATA TECHNOLOGIES HOLLAND, B.V.

By:	/s/ Sensata Technologies B.V.
Name:	Sensata Technologies B.V.
By: /s/ Amaco Management Services B.V.
Name: Amaco Management Services B.V.
Title: Managing Director

SENSATA TECHNOLOGIES HOLDING COMPANY MEXICO, B.V.

By:	/s/ Sensata Technologies B.V.
Name:	Sensata Technologies B.V.
By: /s/ Amaco Management Services B.V.
Name: Amaco Management Services B.V.
Title: Managing Director

SENSATA TECHNOLOGIES DE MÉXICO, S. DE R.L. DE C.V.

By:	/s/ Santiago Sepulveda
Name: Santiago Sepulveda
Title: Attorney-in-fact

SENSATA TECHNOLOGIES SENSORES E CONTROLES DO BRASIL LTDA

By:	/s/ Jose Nelson Salveti
Name: Jose Nelson Salveti
Title: General Manager

SENSATA TECHNOLOGIES JAPAN LIMITED

By:	/s/ Takeshi Tanaka
Name: Takeshi Tanaka
Title: Representative Director

SENSATA TECHNOLOGIES (KOREA) LIMITED

By:	/s/ Thomas Wroe
Name: Thomas Wroe
Title: Director

SENSATA TECHNOLOGIES HOLDINGS (KOREA) LIMITED

By:	/s/ Thomas Wroe
Name: Thomas Wroe
Title: Director

SENSATA TECHNOLOGIES MALAYSIA SDN BHD

By:	/s/ Kimberly Anne Boudreav Kinsley
Name: Kimberly Anne Boudreav Kinsley
Title: Director

Accepted as of the date hereof

Morgan Stanley & Co. Incorporated Banc of America Securities LLC Goldman, Sachs & Co.

By:	Morgan Stanley & Co. Incorporated

By:	/s/ Todd Vannucci
Name: Todd Vannucci
Title: Managing Director

SCHEDULE I

Placement Agents

Placement Agent	Principal Amount of Notes to be Acquired
Morgan Stanley & Co. Incorporated	€56,400,000
Banc of America Securities LLC	42,300,000
Goldman, Sachs & Co.	31,800,000

Total:	€141,000,000	*

*	Includes €10,500,000 aggregate principal amount of Notes to be assigned by Goldman Sachs Credit Partners L.P. to a participant under the Senior Subordinated Term Loan Agreement (as defined in the Cashless Exchange Agreement) immediately prior to closing, which Notes will be received by such participant directly from the Company.

SCHEDULE II

List of Guarantors

Sensata Technologies, Inc.

Sensata Technologies Holding Company U.S., B.V.

Sensata Technologies Holland, B.V.

Sensata Technologies Holding Company Mexico, B.V.

Sensata Technologies de México, S. de R.L. de C.V.

Sensata Technologies Sensores e Controles do Brasil Ltda

Sensata Technologies Japan Limited

Sensata Technologies (Korea) Limited

Sensata Technologies Holdings (Korea) Limited

Sensata Technologies Malaysia Sdn. Bhd.

SCHEDULE III

List of Counsel Opinions

1.	Loyens & Loeff N.V., Dutch counsel to the Company

2.	PinheiroNeto Advogados, Brazilian counsel to the Company

3.	O’Melveny & Myers LLP, Japanese counsel to the Company

4.	Bae, Kim & Lee, South Korean counsel to the Company

5.	Azim, Tunku Farik & Wong, Malaysian counsel to the Company

6.	Creel, Garcia-Cuellar y Muggenburg, Mexican Counsel to the Company

SCHEDULE IV

List of Parties to Cashless Exchange Agreement

1.	Morgan Stanley Senior Funding, Inc.

2.	Banc of America Bridge LLC

3.	Goldman Sachs Credit Partners L.P.

4.	PIMCO High Income Fund

5.	PIMCO High Yield Fund

6.	PVIT High Yield Bond Portfolio

7.	Prospect Harbor Credit Partners, L.P.

EXHIBITS A & A-1

OPINION OF COUNSEL FOR THE

COMPANY AND THE GUARANTORS

EXHIBIT B

FORM OF CASHLESS EXCHANGE AGREEMENT

July 23, 2008

Morgan Stanley & Co. Incorporated

Banc of America Securities LLC

Goldman, Sachs & Co.

c/o Morgan Stanley & Co. Incorporated

      5 Broadway

      New York, New York 10036

and

Morgan Stanley Senior Funding, Inc.

As Senior Subordinated Administrative Agent

under the Senior Subordinated Term Loan Agreement referred to below

Cashless Exchange Agreement

Ladies and Gentlemen:

Reference is made to the senior subordinated term loan agreement dated as of July 27, 2007 (the “Senior Subordinated Term Loan Agreement” and the loans thereunder, “Subordinated Term Loans”), among SENSATA TECHNOLOGIES B.V., a private company with limited liability incorporated under the laws of the Netherlands (the “Company”), SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company (together with the Company, the “Borrowers”), the guarantors from time to time party thereto, the lenders from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Senior Subordinated Administrative Agent”) for the lenders and certain other parties thereto. Terms used herein and not defined shall have the meaning set forth in the Senior Subordinated Term Loan Agreement.

Each of the undersigned, a Lender under the Senior Subordinated Term Loan Agreement, owns beneficially and of record the principal amount of Subordinated Term Loans under the Senior Subordinated Term Loan Agreement indicated on the signature page of such Lender with no restriction on its ability to enter into or contemplate the transactions contemplated by this letter. Each of the undersigned hereby accepts a reduction of the full principal amount of Subordinated Term Loans held by it under the Senior Subordinated Term Loan Agreement (which represents payment in full of such amount) in exchange for an equal principal amount of 11.25% Senior Subordinated Notes (the “Senior Subordinated Notes”) due January 15, 2014, to be issued under an indenture to be dated as of July 23, 2008 among the Company, the guarantors party thereto and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee, and (i) delivery of the Senior Subordinated Notes (via

Exhibit B

book entry through the facilities of the Euroclear System and Clearstream Banking, S.A.) to it or as it may direct in its signature page hereto and (ii) cash payment on the date of exchange in an amount equal to the amount of accrued and unpaid interest on the Subordinated Term Loans, and such other fees and expenses and other Obligations (as defined in the Senior Subordinated Term Loan Agreement) as are then due and payable under the Senior Subordinated Term Loan Agreement, shall constitute payment in full of the principal amount of Subordinated Term Loans under the Senior Subordinated Term Loan Agreement held by it and the other Obligations (except for any such Obligations which survive termination of the Senior Subordinated Term Loan Agreement) under the Senior Subordinated Term Loan Agreement. Each of the undersigned understands that Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., will separately provide confirmations of orders for the Senior Subordinated Notes. Morgan Stanley Senior Funding, Inc. shall confirm to each signatory hereto that this Cashless Exchange Agreement has been fully executed by all parties hereto. Each signatory hereto shall not be entitled to receive the executed signature page of any other Lender party to the Senior Subordinated Term Loan Agreement.

This letter shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Pages Follow]

Exhibit B

[Name of Institution]

Name:
Title:

Principal Amount of Subordinated Term Loans

$_________________

Exhibit B

Acknowledged:

Morgan Stanley & Co. Incorporated Banc of America Securities LLC Goldman, Sachs & Co.

By: Morgan Stanley & Co. Incorporated

Name:
Title:

Morgan Stanley Senior Funding, Inc. As Senior Subordinated Administrative Agent under the Senior Subordinated Term Loan Agreement

Name:
Title:

Exhibit B